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                                                                                   EXHIBIT 11
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                                      KOLLMORGEN CORPORATION AND SUBSIDIARIES

                                        CALCULATIONS OF EARNINGS PER SHARE
                                 (Dollars in thousands, except per share amounts)

                                                             Year Ended December 31

                                        1995        1994         1993        1992         1991
Net income (loss)                 $     7,157 $     4,051  $     4,752 $    (8,725) $   (35,938)
Less preferred stock dividends,
  accretion of discount, and
  premium paid on preferred
  stock redemption                     (4,648)     (2,324)      (2,324)     (2,330)      (2,325)
                                   ----------- -----------  ----------- -----------  -----------
Earnings applicable to common stock     2,509       1,727        2,428     (11,055)     (38,263)
                                   ----------- -----------  ----------- -----------  -----------


Number of shares:
    Weighted average number of
       shares outstanding           9,667,434   9,641,698    9,632,232   9,627,228    9,628,122
    Shares issuable on assumed
       exercise of dilutive options       --          --           --          --           --
                                   -----------------------  ----------- -----------  -----------

Adjusted shares                     9,667,434   9,641,698    9,632,232   9,627,228    9,628,122
                                   =========== ===========  =========== ===========  ===========

Earnings (loss) per share             $  .26     $  .18       $  .25      $(1.14)      $(3.97)
                                   =========== ===========  =========== ===========  ===========

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